UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material under § 240.14a-12

RUTHS HOSPITALITY GROUP, INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2014 annual meeting of stockholders of Ruth’s Hospitality Group, Inc. (the “Company” or “Ruth’s”) will be held at Mitchell’s Fish Market, Winter Park Village, 460 North Orlando Avenue, Suite 122, Winter Park, Florida 32789, on Thursday, May 29, 2014, beginning at 1:00 P.M. local time. At the meeting, the holders of the Company’s outstanding common stock will act on the following matters:

(1)	the election of the six nominees as directors named in the attached proxy statement to serve terms expiring at the annual meeting of stockholders to be held in 2015 and until their successors have been elected and qualified;

(2)	the consideration of an advisory and non-binding “say on pay” vote regarding executive compensation, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosure in this proxy statement; and

(3)	the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2014; and

(4)	the transaction of any other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 3, 2014, are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the accompanying proxy card or voting instruction card. If your shares are held in the name of a bank, broker or other record holder, their voting procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares via the Internet or by telephone, as instructed on the Notice of Internet Availability of Proxy Materials or as instructed on the accompanying proxy. If you received or requested a copy of the proxy card by mail, you may submit your vote by completing, signing, dating and returning the proxy card by mail. We encourage you to vote via the Internet or by telephone. These methods save us significant postage and processing charges. Please vote your shares as soon as possible. This is your annual meeting and your participation is important.

By order of the Board of Directors,

/s/ John F. McDonald, III

John F. McDonald, III
Corporate Secretary

April 18, 2014

1030 W. CANTON AVENUE, SUITE 100

WINTER PARK, FLORIDA 32789

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 29, 2014

PROXY STATEMENT

The Board of Directors of Ruth’s Hospitality Group, Inc. (the “Company” or “Ruth’s”) is soliciting proxies from its stockholders to be used at the annual meeting of stockholders to be held on Thursday, May 29, 2014, beginning at 1:00 P.M., at Mitchell’s Fish Market, Winter Park Village, 460 North Orlando Avenue, Suite 122, Winter Park, Florida 32789, and at any postponements or adjournments thereof. This proxy statement contains information related to the annual meeting. This proxy statement, accompanying form of proxy and the Company’s annual report are first being sent or made available to stockholders on or about April 18, 2014.

NOTICE OF ELECTRONIC AVAILABILITY OF PROXY MATERIALS

In accordance with regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials, including our annual report to stockholders, to each stockholder of record, we may now furnish these materials on the Internet unless the stockholder has previously requested to receive these materials by mail or e-mail. On or about April 18, 2014, we mailed to our stockholders who have not previously requested to receive these materials by mail or e-mail a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report and to vote online. The Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy on the Internet or by telephone. If you received the Notice by mail, you will not automatically receive a printed copy of our proxy materials or annual report unless you follow the instructions for requesting these materials included in the Notice.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our Board of Directors is soliciting proxies for the 2014 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of our common stock on April 3, 2014 and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers and other information that the SEC requires us to provide annually to our stockholders.

If I previously signed up to receive stockholder materials, including proxy statements and annual reports, by mail and wish to access these materials via the Internet or via electronic delivery in the future, what should I do?

If you have previously signed up to receive stockholder materials, including proxy statements and annual reports, by mail, you may choose to receive these materials by accessing the Internet or via electronic delivery in the future, which can help us achieve a substantial reduction in our printing and mailing costs. If you choose to receive your proxy materials by accessing the Internet, then before next year’s annual meeting, you will receive a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report are available over the Internet. If you choose instead to receive your proxy materials via electronic delivery, you will receive an email containing the proxy materials.

If your shares are registered in your own name (instead of through a broker or other nominee), sign up to receive proxy materials in the future by accessing the Internet or via electronic delivery by visiting the following website: www.proxyvote.com.

Your election to receive your proxy materials by accessing the Internet or by electronic delivery will remain in effect for all future stockholder meetings unless you revoke it before the meeting by following the instructions on the Notice of Internet Availability of Proxy Materials or by calling or sending a written request addressed to:

Ruth’s Hospitality Group, Inc.

Attn: John F. McDonald, III

1030 W. Canton Avenue, Suite 100

Winter Park, Florida 32789

(407) 333-7440

If you hold your shares in an account at a brokerage firm or bank participating in a “street name” program, you can sign up for electronic delivery of proxy materials in the future by contacting your broker.

How can I obtain paper copies of the proxy materials, 10-K and other financial information?

Stockholders can access the 2014 proxy statement, Form 10-K and our other filings with the SEC as well as our corporate governance and other related information on the Investor Relations page of our website at www.rhgi.com.

If you elected to receive our stockholder materials via the Internet or via electronic delivery, you may request paper copies by written request addressed to:

Ruth’s Hospitality Group, Inc.

Attn: John F. McDonald, III

1030 W. Canton Avenue, Suite 100

Winter Park, Florida 32789

(407) 333-7440

We will also furnish any exhibit to the 2013 Form 10-K if specifically requested.

Who is entitled to vote at the meeting?

Holders of common stock, as of the close of business on the record date, April 3, 2014, will receive notice of, and be eligible to vote at, the annual meeting and at any adjournment or postponement of the annual meeting. At the close of business on the record date, we had outstanding and entitled to vote 36,026,627 shares of common stock.

How many votes do I have?

Each outstanding share of our common stock you owned as of the record date will be entitled to one vote for each matter considered at the meeting. There is no cumulative voting.

Who can attend the meeting?

Only persons with evidence of stock ownership as of the record date or who are invited guests of the Company may attend and be admitted to the annual meeting of the stockholders. Stockholders with evidence of stock ownership as of the record date may be accompanied by one guest. Photo identification will be required (a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a broker, trust, bank or other nominee, the stockholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the record date. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 12:00 noon, and seating will begin at 12:30 P.M.

Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting.

Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of votes considered to be present at the meeting for the purposes of a quorum.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by any of the following methods.

Our Board of Directors has designated Michael P. O’Donnell and Arne G. Haak, and each or any of them, as proxies to vote the shares of common stock solicited on its behalf.

Voting by Telephone or Through the Internet. If you are a registered stockholder (that is, if you own shares in your own name and not through a broker, bank or other nominee that holds shares for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by May 28, 2014. Please see the Notice of Internet Availability or proxy card for instructions on how to access the telephone and Internet voting systems.

Voting by Proxy Card. Each stockholder electing to receive stockholder materials by mail may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then your shares will not be voted on any proposal other than the ratification of our auditors and the individuals designated as proxies will vote your shares FOR the ratification of our auditors. Our Board and management do not intend to present any matters at this time at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals designated as proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the secretary of the Company, mailing a proxy bearing a later date, submitting your proxy again by telephone or over the Internet or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies through further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our stock and to obtain proxies.

Will stockholders be asked to vote on any other matters?

To our knowledge, stockholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the individuals designated as proxies for stockholders will vote on those matters in the manner they consider appropriate.

What vote is required to approve each item?

Directors are elected by a plurality of the votes cast at the meeting, which means that the six nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

The approval of the advisory resolution on executive compensation requires the affirmative vote of a majority of the votes present, in person or by proxy, and entitled to vote at the meeting. The advisory vote, commonly referred to as a “say on pay” vote, is non-binding on our Board. Although the vote is non-binding, our Board and our Compensation Committee will review the voting results in connection with their ongoing evaluation of our compensation program.

The ratification of the appointment of KPMG LLP to serve as the Company’s independent auditors for fiscal 2014 requires the affirmative vote of the majority of the votes present, in person or by proxy, and entitled to vote at the meeting.

How are votes counted?

In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. You may not cumulate your votes for the election of directors.

For the advisory resolution on executive compensation and the ratification of the appointment of KPMG to serve as the Company’s independent auditors for fiscal 2014, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions are considered to be present and entitled to vote at the meeting and, therefore, will have the effect of a vote against the appointment of KPMG LLP to serve as the Company’s independent auditors for fiscal 2014.

If you hold your shares in street name, the Company has supplied copies of its proxy materials for its 2014 annual meeting of stockholders to the broker, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. Your broker, bank or other nominee is permitted to vote your shares on the appointment of KPMG LLP as our independent auditor without receiving voting instructions from you. In contrast, the election of directors and the advisory vote on executive compensation are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for directors or the advisory vote on executive compensation.

What happens if a nominee for director declines or is unable to accept election?

If any nominee should become unavailable, which is not anticipated, the persons voting the accompanying proxy may vote for a substitute nominee designated by our Board or our Board may reduce the number of directors.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement, proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

The Company intends to announce the preliminary voting results at the annual meeting and publish the final results in a Form 8-K within four business days following the annual meeting.

PRINCIPAL STOCKHOLDERS

The following table sets forth information known to the Company regarding beneficial ownership of the Company’s common stock, as of March 31, 2014, by each person known by the Company to own more than 5% of our common stock, each director and each of the executive officers identified in the Summary Compensation Table and by all of its directors and executive officers as a group (ten persons). The table lists the number of shares and percentage of shares beneficially owned based on 36,057,226 shares of common stock outstanding as of March 31, 2014, which includes unvested restricted stock. Information in the table is derived from SEC filings made by such persons on Schedule 13G and/or under Section 16(a) of the Securities Exchange Act of 1934, as amended, and other information received by the Company. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Principal Stockholders:
BlackRock, Inc.(2)	2,784,902	7.7%
FMR LLC(3)	2,011,678	5.6%

Directors, excluding Chief Executive Officer
Robin P. Selati(4)	27,346	*
Bannus B. Hudson(5)	108,199	*
Alan Vituli(6)	17,124	*
Carla R. Cooper(7)	70,727	*
Robert S. Merritt(8)	49,234	*

Named Executive Officers
Peter J. Beaudrault(9)	67,976	*
Arne Haak(10)	194,895	*
Cheryl Henry(11)	112,017	*
Michael P. O’Donnell(12)	827,652	2.3%
Kevin W. Toomy(13)	212,458	*
All directors and executive officers as a group (ten persons)	1,687,628	4.7%

*	Less than one percent
(1)	Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options and warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from March 31, 2014 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. The amounts also include unvested shares of restricted stock for certain executive officers and directors, as specified in the applicable footnotes. The business address of each of our named executive officers and directors is 1030 W. Canton Avenue, Suite 100, Winter Park, Florida 32789.
(2)	The information provided in the table and the information below reflects information reported on Schedule 13G/A dated January 30, 2014 filed by BlackRock, Inc., which has sole voting over 2,701,026 shares and sole dispositive power over 2,784,902 shares. The following affiliates of BlackRock, Inc. are included in the filing: BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A. and BlackRock Japan Co Ltd. The business address for the entities is 40 East 52nd Street, New York, New York 10022.

(3)	The information provided in the table and the information below reflects information reported by the stockholder on Schedule 13G/A dated April 10, 2014 filed by FMR LLC. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 778,914 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Fidelity SelectCo, LLC (“SelectCo”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 559,254 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and SelectCo, and the Fidelity and SelectCo funds each has sole power to dispose of the shares owned by Fidelity and SelectCo. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 23013 of the Investment Advisers Act of 1940, is the beneficial owner of 88,450 shares as a result of acting as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 573,190 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC and PGATC, each has sole dispositive power over the shares and the sole power to vote or direct the voting of the shares owned by the institutional accounts or funds advised or managed by PGALLC and PGATC. FIL Limited (“FIL”), a qualified institution in which partnerships controlled by the family of Edward C. Johnson 3d or trusts for their benefit own shares, is the beneficial owner of 11,870 shares. The business address for the entities is 245 Summer Street, Boston, Massachusetts 02210, except for (i) SelectCo, which is located at 1225 17th Street, Suite 1100, Denver, Colorado 80202, (ii) PGALLC and PGATC, which are located at 900 Salem Street, Smithfield, Rhode Island 02917, and (iii) FIL, which is located at Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.
(4)	Includes 9,115 shares of restricted stock that will vest pro rata on an annual basis through July 25, 2015, 5,555 shares of restricted stock that will vest pro rata on an annual basis through March 14, 2016, and 6,280 shares of restricted stock that will vest pro rata on an annual basis through March 11, 2017.
(5)	Includes 1,623 shares of restricted stock that will vest pro rata on an annual basis through July 25, 2015, 989 shares of restricted stock that will vest pro rata on an annual basis through March 14, 2016, 6,280 shares of restricted stock that will vest pro rata on an annual basis through March 11, 2017, and 46,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 31, 2014.
(6)	Includes 1,623 shares of restricted stock that will vest pro rata on an annual basis through July 25, 2015, 989 shares of restricted stock that will vest pro rata on an annual basis through March 14, 2016, 6,280 shares of restricted stock that will vest pro rata on an annual basis through March 11, 2017, and 6,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 31, 2014. Does not include shares held by The Vituli Family Trust.
(7)	Includes 1,623 shares of restricted stock that will vest pro rata on an annual basis through July 25, 2015, 989 shares of restricted stock that will vest pro rata on an annual basis through March 14, 2016, 6,280 shares of restricted stock that will vest pro rata on an annual basis through March 11, 2017, and 6,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 31, 2014.
(8)	Includes 3,295 shares of restricted stock that will vest pro rata on an annual basis through July 25, 2015, 2,008 shares of restricted stock that will vest pro rata on an annual basis through March 14, 2016, and 6,280 shares of restricted stock that will vest pro rata on an annual basis through March 11, 2017.
(9)

Includes 33,333 shares of restricted stock that will vest pro rata on an annual basis through April 26, 2015, 2,411 shares of restricted stock that will vest pro rata on an annual basis through July 25, 2015, 1,470 shares of restricted stock that will vest pro rata on an annual basis through March 14, 2016, 8,864 shares of restricted stock that will vest upon completion of a two-year cliff vesting period on March 14, 2015, 1,661 shares of restricted stock that will vest pro rata on an annual basis through March 11, 2017, and 7,181 shares of restricted stock that will vest upon completion of a two-year cliff vesting period on March 11, 2016.

(10)	Includes 100,000 shares of restricted stock that will vest upon completion of a three-year cliff vesting period on August 8, 2014, 17,554 shares of restricted stock that will vest pro rata on an annual basis through July 25, 2015, 10,699 shares of restricted stock that will vest pro rata on an annual basis through March 14, 2016, 24,465 shares of restricted stock that will vest upon completion of a two-year cliff vesting period on March 14, 2015, 12,095 shares of restricted stock that will vest pro rata on an annual basis through March 11, 2017, and 19,820 shares of restricted stock that will vest upon completion of a two-year cliff vesting period on March 11, 2016.
(11)	Includes 8,056 shares of restricted stock that will vest pro rata on an annual basis through July 25, 2015, 4,911 shares of restricted stock that will vest pro rata on an annual basis through March 14, 2016, 11,913 shares of restricted stock that will vest upon completion of a two-year cliff vesting period on March 14, 2015, 6,699 shares of restricted stock that will vest pro rata on an annual basis through March 11, 2017, 9,652 shares of restricted stock that will vest upon completion of a two-year cliff vesting period on March 11, 2016, and 21,077 options exercisable within 60 days of March 31, 2014.
(12)	Includes 47,378 shares of restricted stock that will vest pro rata on an annual basis through July 25, 2015, 29,097 shares of restricted stock that will vest pro rata on an annual basis through March 14, 2016, 86,514 shares of restricted stock that will vest upon completion of a two-year cliff vesting period on March 14, 2015, 48,644 shares of restricted stock that will vest pro rata on an annual basis through March 11, 2017, and 70,090 shares of restricted stock that will vest upon completion of a two-year cliff vesting period on March 11, 2016.
(13)	Includes 2,800 shares of restricted stock that will vest pro rata on an annual basis through July 25, 2015, 1,707 shares of restricted stock that will vest pro rata on an annual basis through March 14, 2016, 10,637 shares of restricted stock that will vest upon completion of a two-year cliff vesting period on March 14, 2015, 4,356 shares of restricted stock that will vest pro rata on an annual basis through March 11, 2017, 8,618 shares of restricted stock that will vest upon completion of a two-year cliff vesting period on March 11, 2016, and 70,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 31, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers, directors and greater than 10% stockholders file reports of ownership and changes of ownership of common stock with the SEC and the NASDAQ Global Select Market. Based on a review of the SEC-filed ownership reports during fiscal 2013, the Company believes that all Section 16(a) filing requirements were met during the fiscal year ended December 29, 2013. In March 2014, Form 4s in connection with restricted stock grants for each of our directors and named executive officers were filed three business days late due to administrative oversight.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

General

The Company’s amended and restated Certificate of Incorporation provides that the number of directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office. The number of authorized directors as of the date of this proxy statement is six. Our Board currently is composed of six directors, with each director serving until the next annual meeting or until his or her successor is elected. The six candidates nominated by our Board for election as directors at the 2014 annual meeting of stockholders are also identified below, each of whom is currently a member of our Board.

All of the nominees have indicated to the Company that they will be available to serve as directors. If any nominee named herein for election as a director should, for any reason, become unavailable to serve prior to the annual meeting, our Board may, prior to the annual meeting, (i) reduce the size of our Board to eliminate the position for which that person was nominated, (ii) nominate a new candidate in place of such person or (iii) leave the position vacant to be filled at a later time. The information presented below for the nominees has been furnished to the Company by the nominees.

Director Nominees for Election by Our Stockholders

The following paragraphs provide biographies of each of the candidates nominated by our Board for election by our stockholders. These biographies contain information regarding the nominee’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications or skills that caused our Nominating and Corporate Governance Committee and our Board to determine that the person should serve as one of our directors.

Michael P. O’Donnell

Mr. O’Donnell, age 58, has served as a director and as our President and Chief Executive Officer since August 2008 and as Chairman of our Board since October 2010. Mr. O’Donnell has spent more than 25 years in the restaurant industry, having been most recently Chairman of the Board of Directors, President and Chief Executive Officer of Champps Entertainment, Inc. from March 2005 until the company was sold in 2007. Prior to that, Mr. O’Donnell served in several leadership positions in the restaurant industry, including President and Chief Executive Officer of New Business and President of Roy’s for Outback Steakhouse, Inc., President and Chief Operating Officer of Miller’s Ale House, Chairman, President and Chief Executive Officer of Ground Round Restaurants, Inc. and key operation positions with T.G.I. Friday’s and Pizza Hut. Mr. O’Donnell currently serves as a director with Cosi, Inc., Logan’s Roadhouse and Hickory Tavern and as a member of the Rollins College Board of Trustees. During the previous five years, Mr. O’Donnell also served as a director of Sbarro, Inc. In addition to his leadership skills, Mr. O’Donnell has extensive experience with other restaurant companies and is very knowledgeable of the restaurant industry.

Robin P. Selati

Mr. Selati, age 48, has served as a member of our Board of Directors since September 1999, and served as Chairman of our Board of Directors from April 2005 to September 2006 and from April 2008 to October 2010. Mr. Selati is a Managing Director of Madison Dearborn Partners, LLC (“Madison Dearborn”) and joined the firm in 1993. Before 1993, Mr. Selati was with Alex. Brown & Sons Incorporated. Mr. Selati currently serves on the Board of Directors of CDW Corporation and Things Remembered, Inc. During the previous five years, Mr. Selati also served as a director for The Yankee Candle Company, Inc., B.F. Bolthouse Holdco LLC, Tuesday Morning Corporation, Carrols Restaurant Group, Inc., Pierre Holding Corporation, Family Christian Stores, Inc., NWL Holdings, Inc. and Cinemark, Inc. Mr. Selati is very knowledgeable of the capital markets, public company strategies and executive compensation.

Carla R. Cooper

Ms. Cooper, age 63, has served as a member of our Board of Directors since December 2003. Ms. Cooper is President and Chief Executive Officer of Daymon Worldwide. Ms. Cooper served as Senior Vice President of Quaker, Tropicana and Gatorade Sales for PepsiCo, Inc. from November 2003 to August 2009. From February 2001 to October 2003, Ms. Cooper served as President of Kellogg Company’s Natural and Frozen Foods Division. From February 2000 to February 2001, Ms. Cooper was Senior Vice President and General Manager of Foodservice for Kellogg Company. From June 1988 to November 2000, Ms. Cooper was employed in various positions with Coca-Cola USA, including as Vice President, Customer Marketing. Ms. Cooper has extensive experience in sales, marketing and franchising in the food industry and has insight into vendor relationships.

Bannus B. Hudson

Mr. Hudson, age 68, was elected to our Board of Directors in June 2005. Mr. Hudson served as Chairman of the Board of Beverages & More, Inc. from November 1998 to February 2007. From October 1997 to February 2007, Mr. Hudson served as President and Chief Executive Officer of Beverages & More, Inc. Mr. Hudson has leadership experience in food companies and is very knowledgeable of human resource management.

Robert S. Merritt

Mr. Merritt, age 62, has served as a member of our Board of Directors since October 2009. From June 2012 through September 2013, Mr. Merritt served as President and Chief Executive Officer of Benjamin Moore & Co. Mr. Merritt has served on of the Board of Directors for Cosi, Inc., a NASDAQ-listed restaurant company, since October 2005 and served as Chairman of the Board of Directors for Cosi, Inc. from November 2008 to March 2010. From March 2007 to September 2007, Mr. Merritt served as Cosi, Inc.’s Interim Chief Executive Officer and President, while continuing to serve as a director. In 2005, Mr. Merritt retired from Outback Steakhouse, Inc., where he served as Senior Vice President of Finance, Chief Financial Officer, Treasurer and Secretary since February 1991, and served as Vice President and Chief Financial Officer from January 1990 to February 1991. Mr. Merritt also served as a director for Outback Steakhouse, Inc. and each of its subsidiaries and affiliates from 1992 to 2005. From 1988 to 1989, he served as Executive Vice President of Administration and Chief Financial Officer of JB’s Restaurants, Inc., a restaurant operator. From 1985 to 1988, he was Vice President of Finance for JB’s Restaurants. From 1981 to 1985, Mr. Merritt was employed by Vie de France Corporation, a restaurant and specialty baking company, as Vice President of Finance and Accounting and Chief Financial Officer. Mr. Merritt has knowledge and experience in accounting as well as restaurant finances, and extensive leadership experience with public restaurant companies.

Alan Vituli

Mr. Vituli, age 72, has served as a member of our Board of Directors since December 2003. Mr. Vituli previously served as Chairman of the Board of Directors of Carrols Restaurant Group, Inc. and as Chief Executive Officer of Carrols Holdings Corporation from 1992 through his retirement in December 2011. Between 1983 and 1985, Mr. Vituli was employed by Smith Barney, Harris Upham & Co., Inc., as Senior Vice President responsible for real estate transactions. From 1966 until joining Smith Barney, Mr. Vituli was associated with the accounting firm of Coopers & Lybrand, first as an employee and then for 10 years as a partner. Among the positions held by Mr. Vituli at Coopers & Lybrand was National Director of Mergers and Acquisitions. Before joining Coopers & Lybrand, Mr. Vituli was employed in a family-owned restaurant business. From 1993 through 1998, Mr. Vituli served on the board of directors of Pollo Tropical, Inc. Mr. Vituli has extensive accounting expertise and experience in the restaurant industry as well as executive leadership skills.

Our Board of Directors recommends a vote FOR the election of each of the six candidates nominated for director by our Board listed above.

PROPOSAL NO. 2 ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

General

Our Board of Directors is committed to excellence in governance and is keenly aware of the significant interest in executive compensation matters by our stockholders and the general public. At our 2011 annual meeting of stockholders, our stockholders were given the opportunity to endorse or not endorse, on a non-binding advisory basis, our executive compensation program. More than 98% of the votes cast on the stockholder advisory vote on executive compensation were in favor of our executive compensation program.

Our approach to executive compensation continues to be built on the same principles as the approach approved by our stockholders in 2011. In keeping with the preference expressed by our stockholders at our 2011 annual meeting, our Board of Directors has committed to holding an advisory vote on executive compensation every three years. Stockholders will be asked to vote again on how frequently we should hold advisory votes on executive compensation at our 2017 annual meeting of stockholders.

We are asking stockholders to approve an advisory resolution on our executive compensation as reported in this proxy statement. As described in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective
Pay for Performance	Our performance-based cash incentive awards focus on closely aligning rewards with results. The philosophy of our performance-based annual cash incentive awards is simple: a basic reward for reaching minimum expectations and an upside for reaching our goals.
Align the Interests of Our Executives and Stockholders	Our equity programs are designed to encourage creation of long-term value for our stockholders, employee retention and stock ownership. The programs currently consist primarily of tenure-based restricted stock awards and performance-based restricted stock awards. Our equity incentive programs are intended to promote a long-term focus on results and to align employee and stockholder interests.
Attract and Retain Top Talent	Our executive compensation program is designed to be similar to the programs that are offered at nationwide restaurant companies comparable to us. We attempt to set our total compensation levels at the median level of comparable companies because of the desire to attract and retain top-level executives in the market in which we operate and compete for talent.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 23 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the executive compensation tables and narrative that follow the “Compensation Discussion and Analysis,” which provide detailed information on the compensation of our named executive officers. Our Compensation Committee and our Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to our recent and long-term success.

We are asking stockholders to approve, on an advisory basis, the following resolution:

RESOLVED, that the stockholders of the Company approve the compensation of the Company’s named executive officers as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosure in Company’s proxy statement for the Company’s 2014 Annual Meeting of Stockholders.

The affirmative vote of a majority of the shares present in person or by proxy is required for advisory approval of our executive compensation. This advisory vote, commonly referred to as a “say on pay” vote, is non-binding on our Board of Directors. Although non-binding, our Board and our Compensation Committee will carefully consider the outcome of the vote when making future decisions regarding our executive compensation program.

Our Board recommends a vote FOR the approval of the advisory resolution on executive compensation.

PROPOSAL NO. 3 RATIFICATION OF THE APPOINTMENT OF KPMG LLP

Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for fiscal year 2014 and has further directed that our Board submit the selection of KPMG LLP for ratification by the stockholders at the annual meeting. During fiscal year 2013, KPMG LLP served as our independent registered public accounting firm and also provided certain audit-related and tax services as described below. The stockholder vote is not binding on our Audit Committee. If the appointment of KPMG LLP is not ratified, our Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to the stockholders. Even if the appointment of KPMG LLP is ratified, our Audit Committee may, in its sole discretion, terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of the Company and our stockholders.

Representatives of KPMG LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Our Board recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2014.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

Our Board does not have a policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. Our Board believes that it should have the flexibility to periodically determine the leadership structure that it believes is best for the Company. Our Board believes that its current leadership structure, with Mr. O’Donnell serving as both Chief Executive Officer and Chairman of the Board, is appropriate given Mr. O’Donnell’s past experience serving in these roles, the efficiencies of having the Chief Executive Officer also serve in the role of Chairman and our strong corporate governance structure.

Since the Company’s current Chairman also serves as Chief Executive Officer, our Board appointed Robin P. Selati as our Lead Director. The Chairman and Chief Executive Officer consults periodically with the Lead Director on Board matters and on issues facing the Company. In addition, the Lead Director serves as the principal liaison between the Chairman of the Board and the independent directors and presides at executive sessions of non-management directors at regularly scheduled Board meetings. Our Board believes that these executive sessions are beneficial to the Company because it provides a forum where the independent directors can discuss issues without management present.

Board Role in Risk Oversight

Our Board is actively involved in the oversight of risks that could affect the Company. This oversight is conducted primarily through committees of our Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. However, the full Board has retained responsibility for the general oversight of risks. Our Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Risk Considerations in our Compensation Program

Our Board believes that our compensation policies and practices are reasonable and properly align our employees’ interests with those of our stockholders. Our Board believes that there are a number of factors that cause our compensation policies and practices to not have a material adverse effect on the Company. The fact that our executive officers and other employees have their incentive compensation tied to earnings, rather than revenues, encourages actions that improve the Company’s profitability over the short and long term. Furthermore, our tenure-based and performance-based restricted stock plan further aligns the interests of our executive officers and other employees with the long term interests of our stockholders. In addition, our Compensation Committee reviews our compensation policies and practices to ensure that such policies and practices do not encourage our executive officers and other employees to take action that is likely to create a material adverse effect on the Company.

Code of Conduct and Ethics Policy

The Company’s employees, officers and directors are required to abide by the Company’s Code of Conduct and Ethics Policy (the “Code of Ethics”), which is intended to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Code of Ethics covers all areas of professional conduct, including, among other things, conflicts of interest, competition and fair dealing, corporate opportunities and the protection of confidential information, as well as strict compliance with all laws, regulations and rules. Any waiver or changes to the policies or procedures set forth in the Code of Ethics in the case of officers or directors may be granted only by our Board and will be disclosed on our website within four business days. The full text of the Code of Ethics is published on the Investor Relations section of our website at www.rhgi.com.

Number of Meetings of our Board of Directors

Our Board held six meetings during fiscal 2013. Directors are expected to attend Board meetings and committee meetings for which they serve, and to spend time needed to meet as frequently as necessary to properly discharge their responsibilities. Each director attended at least 75% of the aggregate number of meetings of our Board and our Board committees on which he or she served during the period.

Attendance at Annual Meetings of the Stockholders

The Company has no policy requiring directors and director nominees to attend its annual meeting of stockholders; however, all directors and director nominees are encouraged to attend. Mr. O’Donnell, our President and Chief Executive Officer and the Chairman of our Board, represented our Board at the 2013 annual meeting of stockholders.

Director Independence

The rules of the NASDAQ Global Select Market require that our Board be comprised of a majority of “independent directors” and that our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each be comprised solely of “independent directors,” as defined under applicable NASDAQ rules.

Our Board has determined that each of the director nominees standing for election, except Michael P. O’Donnell, our Chairman and Chief Executive Officer, have no relationship which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is an “independent director.” In determining the independence of our directors, our Board has adopted independence standards that mirror the criteria specified by applicable laws and regulations of the SEC and NASDAQ.

Communications between Stockholders and our Board

Stockholders may send communications to the Company’s directors as a group or individually by writing to those individuals or the group: c/o the Corporate Secretary, 1030 W. Canton Avenue, Suite 100, Winter Park, Florida 32789. The Corporate Secretary will review all correspondence received and will forward all correspondence that is relevant to the duties and responsibilities of our Board or the business of the Company to the intended director(s). Examples of inappropriate communication include business solicitations, advertising and communication that are frivolous in nature, communication that relates to routine business matters (such as product inquiries, complaints or suggestions) or communication that raises grievances which are personal to the person submitting them. Upon request, any director may review communication that is not forwarded to the directors pursuant to this policy.

Committees of our Board of Directors

Our Board currently has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition, duties and responsibilities of these committees are set forth below. Committee members hold office for a term of one year.

Audit Committee. Our Audit Committee was established in accordance with section 3(a)(58)(A) of the Exchange Act and is responsible for:

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assisting our Board in monitoring the integrity of our financial statements and financial reporting process, our disclosure controls and procedures, our internal control over financial reporting, the systems of internal accounting and financial controls, the independent auditors’ qualifications and independence, the performance of the independent auditors and our internal audit function, our compliance with legal and regulatory requirements and our policies with respect to risk assessment and risk management;

•	selecting and overseeing the independent auditors;

•	reviewing and evaluating the qualifications, performance and independence of the independent auditors and the performance of the lead partner;

•	approving all audit and non-audit services provided by the independent auditors, including the overall scope of the audit;

•	discussing the annual audited financial and quarterly statements with management and the independent auditor, and other matters required to be communicated to our Audit Committee;

•	discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	discussing policies with respect to risk assessment and risk management in order to make recommendations to our Board;

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establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the monitoring of these complaints through the ethics hotline and other established reporting channels;

•	reviewing related party transactions presented to our Audit Committee;

•	meeting separately, periodically, with management and the independent auditor;

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reviewing annually the independent auditors’ report describing the auditing firm’s internal quality control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	handling such other matters that are specifically delegated to our Audit Committee by our Board of Directors from time to time; and

•	reporting regularly to the full Board of Directors.

Our Audit Committee consists of Mr. Merritt, as Chairman, Ms. Cooper and Mr. Vituli, each of whom satisfies the current financial literacy requirements and independence requirements of the NASDAQ Global Select Market and the SEC, applicable to audit committee members. Our Board of Directors has determined that Mr. Merritt qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. Our Audit Committee held five meetings in fiscal 2013. The charter of our Audit Committee is available on the Investor Relations section of our website at www.rhgi.com.

Compensation Committee. Our Compensation Committee is responsible for:

•	reviewing employee compensation principles and philosophies;

•	reviewing and approving the compensation of our directors, chief executive officer and other executive officers;

•	overseeing overall compensation and benefits programs and policies;

•	administering stock plans and other incentive compensation plans;

•	reviewing and approving employment contracts and other similar arrangements between us and our executive officers;

•	evaluating risks relating to employment policies and the Company’s compensation and benefits systems in order to make recommendations to our Board; and

•	handling such other matters that are specifically delegated to our Compensation Committee by our Board of Directors from time to time.

Our Compensation Committee currently consists of Mr. Selati, as Chairman, Ms. Cooper and Mr. Hudson, each of whom satisfies the independence requirements of the NASDAQ Global Select Market. Our Compensation Committee held two meetings in fiscal 2013. The charter of our Compensation Committee is available on the Investor Relations section of our website at www.rhgi.com.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee’s purpose is to assist our Board by identifying individuals qualified to become members of our Board of Directors consistent with the criteria set by our Board, and to develop our corporate governance principles. This Committee’s responsibilities include:

•	evaluating the composition, size and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	establishing a policy for considering stockholder nominees for election to our Board of Directors;

•	evaluating and recommending candidates for election to our Board of Directors;

•	evaluating and making recommendations to our Board of Directors regarding stockholder proposals;

•	overseeing our Board of Directors’ performance and self-evaluation process and developing continuing education programs for our directors;

•	developing and reviewing our corporate governance principles and policies and providing recommendations to our Board regarding possible changes; and

•	reviewing and monitoring compliance with our ethics policies.

Our Nominating and Corporate Governance Committee consists of Mr. Hudson, as Chairman, Mr. Selati and Mr. Vituli, each of whom satisfies the independence requirements of the NASDAQ Global Select Market. Our Nominating and Corporate Governance Committee held one meeting in fiscal 2013. The charter of our Nominating and Corporate Governance Committee is available on the Investor Relations section of our website at www.rhgi.com.

Our Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to our Board, the Company and its stockholders. Desired qualities to be considered include: high-level leadership experience in business or administrative activities and significant accomplishments; breadth of knowledge about issues affecting the Company; proven ability and willingness to contribute special competencies to Board activities; personal integrity; loyalty to the Company and concern for its success and welfare; willingness to apply sound and independent business judgment; no present conflicts of interest; availability for meetings and consultation on Company matters; willingness to assume broad fiduciary responsibility; and willingness to become a Company stockholder.

Our Nominating and Corporate Governance Committee considers all nominees for election as directors of the Company, including all nominees recommended by stockholders, in accordance with the mandate contained in its charter. The Company currently does not pay a fee to any third party to identify or assist in identifying or evaluating potential nominees. In evaluating candidates, the Committee reviews all candidates in the same manner, regardless of the source of the recommendation. The policy of our Nominating and Corporate Governance Committee is to consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described below.

Procedure for Stockholder Recommendations to our Nominating and Corporate Governance Committee for Potential Director Nominees

Stockholders may recommend director candidates for our 2015 annual meeting for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the Corporate Secretary at the address of our principal executive offices set forth herein. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices no less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting. In the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice must be so received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made.

To be in proper form, a stockholder’s notice must set forth:

(i)	as to each person whom the stockholder proposes to nominate for election as a director at such meeting

•	the name, age, business address and residence of the person;

•	the principal occupation or employment of the person;

•	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person; and

•

any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and

(ii)	as to the stockholder giving the notice

•	the name and record address of such stockholder;

•	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder;

•

a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder;

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in the notice; and

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any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director, if elected.

Procedure for Stockholder Nominations for Director

A stockholder wishing to nominate their own candidate for election to our Board at our 2015 annual meeting must deliver timely notice of such stockholder’s intent to make such nomination in writing to the Corporate Secretary at our principal executive offices. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices no less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting. In the event the annual meeting scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice must be so received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Stockholder Nomination for Director.” In accordance with our bylaws, stockholder nominations which do not comply with the submission deadline are not required to be recognized by the presiding officer at the annual meeting. Timely nominations will be brought before the meeting but will not be part of the slate nominated by our Board of Directors and will not be included in our proxy materials.

Compensation Committee Interlocks and Insider Participation

During fiscal 2013, Mr. Selati (as Chairman), Ms. Cooper and Mr. Hudson served on our Compensation Committee. No member of our Compensation Committee had a relationship with us that requires disclosure under Item 404 of Regulation S-K.

During fiscal 2013, none of our executive officers served as a member of the Board of Directors or Compensation Committee, or other Committee serving an equivalent function, of any entity that has one or more executive officers who served as members of our Board of Directors or our Compensation Committee. None of the members of our Compensation Committee is an officer or employee of the Company, nor have they ever been an officer or employee of the Company.

Director Compensation

Summary of Non-Employee Director Annual Compensation

Currently, each of our non-employee directors receives, as applicable:

•	An annual fee of $45,000 for service on our Board and an annual fee of $10,000 for service as our Board’s lead outside director;

•	An annual fee of $7,500 for service on the Audit Committee and an annual fee of $10,000 for service as the Chairman of the Audit Committee;

•	An annual fee of $4,500 for service on our Compensation Committee and an annual fee of $5,000 for service as the Chairman of our Compensation Committee;

•	$2,500 for each Board meeting attended in person and $1,000 for each Board meeting attended telephonically; and

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An annual restricted stock grant equal to that number of shares with a value on the date of grant of 1.75 times the annual base cash retainer for service on our Board, with such grants vesting annually in equal installments over a three-year period, subject to the recipient’s continued service as a director.

Directors who are also employees receive no compensation for serving as directors. Non-employee directors are not eligible to participate in the deferred compensation plan.

The Compensation Committee most recently had its independent compensation consultant, Towers Watson review the Non-Employee Director Compensation Program with respect to its design and competitiveness with peer organizations in July 2012.

Non-Employee Director Compensation for Fiscal Year 2013

The following table summarizes the compensation paid to the non-employee directors of the Company in 2013:

Name	Fees Paid in Cash	Stock Awards(1)	Total
Carla R. Cooper	$68,000	$78,750	$146,750
Bannus B. Hudson	$61,500	$78,750	$140,250
Robert S. Merritt	$76,375	$78,750	$155,125
Robin P. Selati(2)	$77,625	$78,750	$156,375
Alan Vituli	$62,000	$78,750	$140,750

(1)	The amounts in this column include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, except that in accordance with SEC rules, the amounts do not reflect an estimate for forfeitures related to service-based vesting conditions.
(2)	In 2013, Mr. Selati’s cash compensation for Board and Committee service was paid to Madison Dearborn.

Additional Information With Respect to Director Equity Awards

The following table summarizes the outstanding equity awards held by our directors other than Michael P. O’Donnell as of the end of fiscal 2013:

	Option Awards				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not Vested (#)	Market Value of Shares of Stock that have not Vested ($)
Carla R. Cooper	3,000	—	$18.19	8/8/2016
	3,000	—	$17.17	8/8/2017	3,107	$46,636

Bannus B. Hudson	40,000	—	$18.00	8/7/2015
	3,000	—	$18.19	8/8/2016
	3,000	—	$17.17	8/8/2017	3,107	$46,636

Robert S. Merritt	—	—	—	—	6,306	$94,653

Robin P. Selati	—	—	—	—	17,447	$261,879

Alan Vituli	3,000	—	$18.19	8/8/2016
	3,000	—	$17.17	8/8/2017	3,107	$46,636

(1)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price of the last business day in the fiscal year ending on December 29, 2013 of $15.01. These shares of restricted stock vest pro rata on an annual basis.

Non-Employee Director Reimbursement Practice

We reimburse all directors for reasonable out-of-pocket expenses that they incur in connection with their service as directors.

Stock Ownership Guidelines for Non-Employee Directors; Anti-Hedging Policy

In July 2012, based on the recommendation of our Compensation Committee’s independent compensation consultant, Towers Watson, our Compensation Committee approved stock ownership guidelines for our non-employee directors, based on the belief that stock ownership guidelines further align the interests of our non-employee directors with those of our stockholders. Pursuant to our non-employee director stock ownership guidelines, each non-employee director is generally expected to accumulate and hold shares of our common stock equal in value to two times his or her base annual retainer for service on our Board. For purposes of our non-employee director stock ownership guidelines, a director’s “annual retainer” excludes any retainer for serving as a member or as a chair of any Board committees and any meeting fees. Shares subject to stock options and unvested or unearned performance shares will not count toward the minimum ownership requirement. Restricted stock and restricted stock units (whether or not vested) will count toward the minimum ownership requirement. Non-employee directors have three years to achieve their targeted level. All non-employee directors satisfied our stock ownership guidelines as of the end of fiscal 2013 with the exception of Mr. Vituli, who has until July 2015 to meet the stock ownership guidelines.

Pursuant to our insider trading policy, our directors may not engage in any hedging or monetization transactions involving our securities.

EXECUTIVE OFFICERS

Certain information regarding our executive officers is provided below:

Name	Age	Position
Michael P. O’Donnell	58	Chairman of the Board, President and Chief Executive Officer

Arne G. Haak	46	Executive Vice President and Chief Financial Officer

Cheryl Henry	40	Senior Vice President and Chief Branding Officer

Kevin W. Toomy	60	President and Chief Operating Officer of Ruth’s Chris Steak House

Peter J. Beaudrault	59	President and Chief Operating Officer of Mitchell’s Fish Market

For information with respect to Michael P. O’Donnell, please see the information about the members of our Board of Directors on the preceding pages.

Mr. Beaudrault has served as the Company’s President and Chief Operating Officer of Mitchell’s Fish Market since February 2012. Mr. Beaudrault previously held a number of leadership positions with Sbarro, Inc. (“Sbarro”). From 2007 to 2010, Mr. Beaudrault served as Chairman of Sbarro’s Board of Directors. From 2005 to 2010, Mr. Beaudrault served as Sbarro’s President and Chief Executive Officer. Following Mr. Beaudrault’s employment with Sbarro in 2010, Sbarro filed for Chapter 11 bankruptcy protection on April 4, 2011 in the United States Bankruptcy Court for the Southern District of New York under case number 11-11527 (SCC). Sbarro confirmed a Chapter 11 Plan of Reorganization in November 2011. Prior to joining Sbarro’s, Mr. Beaudrault served as President and Chief Executive Officer of Hard Rock Cafe International, Inc. and Executive Vice President of Ground Round, Inc.

Mr. Haak has served as Executive Vice President and Chief Financial Officer since August 2011. Prior to joining the Company in August 2011, Mr. Haak held a number of leadership positions with AirTran Airways (“AirTran”), which is now a wholly owned subsidiary of Southwest Airlines Co. (NYSE: LUV). From 2008 to 2011, Mr. Haak served as AirTran’s senior vice president of finance and chief financial officer. From 2005 to 2008, Mr. Haak served as AirTran’s vice president of finance and treasurer. From 2001 to 2005, Mr. Haak served as AirTran’s director of corporate finance. Mr. Haak has also held various positions with U.S. Airways, Inc. (NYSE: LCC) in pricing and revenue management.

Ms. Henry has served as Senior Vice President and Chief Branding Officer since August 2011. Prior to that, Ms. Henry served as the Company’s Chief Business Development Officer from June 2007 to August 2011. Ms. Henry has more than 15 years of senior level management experience and prior to joining the Company, she was the Chief of Staff for the Mayor of Orlando.

Mr. Toomy has served as President and Chief Operating Officer of Ruth’s Chris Steak House since March 2010. Prior to his promotion, Mr. Toomy served as the Company’s Senior Vice President and Chief Operating Officer of Ruth’s Chris Steak House since October 2008 and Vice President of Special Projects from September 2008 to October 2008. Before that, from August 2007 to September 2008, he served as an independent restaurant consultant. From October 2002 to August 2007, he served as Owner and President of Goldcoast Seafood Grill in South Florida. He started his career serving as a General Manager for Steak & Ale Corporation, and shortly thereafter, joined two former Steak & Ale executives to grow the now nationwide Houston’s restaurant brand. Mr. Toomy has also been a joint venture partner for the Roy’s and Outback Steakhouse brands.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis is designed to provide stockholders with an understanding of our compensation philosophy and objectives as well as the analysis that we performed in setting executive compensation. This discussion addresses the compensation program in place for 2013 for our Chief Executive Officer, Chief Financial Officer and three most highly compensated officers other than our Chief Executive Officer and Chief Financial Officer. For 2013, our named executive officers were:

•	Michael P. O’Donnell, our Chief Executive Officer;

•	Arne G. Haak, our Chief Financial Officer;

•	Cheryl J. Henry, our Chief Branding Officer;

•	Kevin W. Toomy, our Chief Operating Officer of Ruth’s Chris Steak House; and

•	Peter J. Beaudrault, our Chief Operating Officer of Mitchell’s Fish Market (collectively, our “named executive officers”).

Compensation Objectives and Program Structure

Our executive compensation philosophy, policies, plans and programs are under the direction of the Compensation Committee of our Board of Directors. Our Compensation Committee is responsible for determining the compensation elements and amounts paid to named executive officers.

Our Compensation Committee considered the results from the stockholder advisory vote on executive compensation for fiscal year 2010 as support for the compensation policies and practices in place for 2010. At the 2011 annual meeting of stockholders, more than 98% of the votes cast on the stockholder advisory vote on executive compensation were in favor of our executive compensation. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and are committed to ongoing engagement with our stockholders on executive compensation practices. At the 2011 annual meeting, our stockholders approved the Company holding an advisory vote on executive compensation every three years. Stockholders will be asked to vote again on how frequently we should hold advisory votes on executive compensation at our 2017 annual meeting of stockholders.

Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to executive officers of other national restaurant companies. The overall philosophy is to create value for our stockholders by using all elements of executive compensation to reinforce a results-oriented management culture focusing on our level of earnings and performance as compared to our annual operating plan and industry competitors, the achievement of longer-term strategic goals and objectives and specific individual performance. Accordingly, our executive compensation program has been designed to achieve the following objectives:

•	reinforce a results-oriented management culture with total executive compensation that varies according to performance;

•	focus executive officers on both annual and long-term business results with the goal of enhancing stockholder value;

•	align the interests of our executives and stockholders; and

•	provide executive compensation packages that attract, retain and motivate individuals of the highest qualifications, experience and ability.

Our Compensation Committee sets the pay range and specific components of the total compensation package for each of our named executive officers. The Chief Executive Officer and Chief Financial Officer

review compensation for the Company’s executive officers on an annual basis, with the exception of their own as those are determined by our Compensation Committee. A recommendation is then presented to our Compensation Committee for review and approval. Any salary increase or other adjustments are determined by our Compensation Committee and are approved by our Board of Directors.

Our Compensation Committee considers Company performance, both operational and financial, to determine compensation. In connection with its compensation review in fiscal 2012, our Compensation Committee engaged Towers Watson to review and evaluate our compensation objectives and program structure relative to the marketplace. For purposes of this review, Towers Watson relied on both its own and other compensation databases, as well as its experience with restaurant sector and general industry companies with annual revenues similar to that of the Company, and research from the proxy statements of companies considered peers of the Company. Towers Watson also developed marketplace base salary, target annual incentive opportunity, target total annual compensation, actual total annual compensation, long term incentive award level, target total direct compensation, and actual total direct compensation rates at the 25th, 50th, and 75th percentiles which were used as a reference to assist the Committee in designing and maintaining the Company’s compensation programs. Towers Watson reviewed all methods of compensation and compared the Company’s levels and method of compensation to a selected peer group. During 2012, Towers Watson and our Compensation Committee considered restaurant sector organizations that have similar business operations as ours in order to provide us with a comprehensive basis for evaluating compensation relative to those companies that compete with us for executives. These organizations included:

• Benihana Inc.	• Darden Restaurants, Inc.	• P.F. Chang’s China Bistro, Inc.
• BJ’s Restaurants, Inc.	• Denny’s Corporation	• Red Robin Gourmet Burgers Inc.
• Brinker International	• Dunkin’ Brands Group, Inc.	• Ruby Tuesday, Inc.
• Buffalo Wild Wings, Inc.	• Famous Dave’s of America Inc.	• Sonic Corp.
• The Cheesecake Factory Incorporated	• Morton’s Restaurant Group, Inc. • O’Charley’s Inc.	• Texas Roadhouse Inc.

Towers Watson continues to serve as an independent compensation consultant to our Compensation Committee. Our Compensation Committee has assessed the independence of Towers Watson and has concluded that no conflict of interest has existed during Towers Watson’s engagement that would prevent Towers Watson from serving as an independent compensation consultant to our Compensation Committee. Our Compensation Committee considers the following factors in determining that its compensation consultant is independent: SEC rules regarding compensation consultant independence, including the amount of fees paid by us as a percentage of the consulting firm’s total revenue, conflict of interest policies of the consulting firm and business or personal relationships between the consulting firm and the members of our Compensation Committee or our executive officers.

Elements of Compensation

Consistent with our compensation objectives described above, our executive compensation program is designed to be similar to the programs that are offered at nationwide restaurant companies comparable to us. We attempt to set our total compensation levels at the median level because of the desire to attract and retain top-level executives in the market in which we operate and compete for talent in. We believe that this benchmarking process is an important part of our Compensation Committee’s decision making process; however, we do deviate from these surveys for a number of reasons, where appropriate.

The total compensation program for the named executive officers includes base salary, performance-based cash incentive compensation under our bonus plans, long-term equity incentive compensation benefits and perquisites. It is our Compensation Committee’s practice to target each of these elements to deliver compensation to each executive and all executives as a group within the mid-level range of compensation for persons having similar responsibilities at other comparable nationwide restaurant companies.

We allocate a substantial portion of the total annual compensation paid to the named executive officers to base salary and bonus payments, with a substantial portion allocated to equity incentive awards. Our Compensation Committee is focused on providing a total compensation package that delivers short and long-term incentives. We do this primarily so that we can compete with compensation packages provided by nationwide restaurant companies similar to ours. We believe this increases our ability to attract and retain our named executive officers. In addition, allocating a larger percentage of compensation to bonus payments aligns the interest of our named executive officers with our stockholders because our goals for our Bonus Plans were based on earnings before interest, taxes, depreciation and amortization (“EBITDA”) and operating income, as we believe that EBITDA and operating income tend to provide true measures of profitability by aligning incentives with stockholder value.

A significant portion of the compensation paid to executive officers is designed to reward them based on our financial performance compared to financial objectives, the growth of the Company, and increased stockholder value, as reflected in increases in the Company’s share price. Our base salary structure and its periodic salary reviews are designed to reward individual achievement and our overall performance. Our Bonus Plans are designed to reward executive officers with cash awards for the achievement of annual objectives tied to the financial performance of the Company and their individual performance. In fiscal 2013, our performance goals for the Home Office Bonus Plan were based on adjusted EBITDA targets and performance versus the prior year’s adjusted EBITDA, while our performance goals for the Management Bonus Plans for our Chief Operating Officers were based on brand-specific operating income targets and performance versus the prior year’s operating income; however, we may consider using other performance goals in the future. The equity component of their compensation, in the form of stock options and / or restricted stock, is designed to reward relative total stockholder return and corresponding stock price improvement over the grant-date stock price. The corporate and individual targets under our Bonus Plans and our equity component of compensation are intended to be challenging, yet achievable for our executive officers, but only if there was a high level of performance by our executive officers. The targets are meant to require substantial efforts by executive officers and their teams toward achieving our strategic goals, but at the same time they are intended to be within reach if such significant efforts are made.

Base Salary

Base salary is established based on the experience, skills, knowledge and responsibilities required of the executive officers in their roles. When establishing the base salaries of the executive officers, a number of factors are considered, including the individual’s duties and responsibilities, the individual’s experience, the ability to replace the individual, the base salary at the individual’s prior employment, market data on similar positions with competitive companies and information derived from our directors’ experience at other companies. We seek to provide base salaries that are competitive with the marketplace and allow us to attract and retain executive talent.

In 2012, our Compensation Committee reviewed the actual salary for each executive officer against salary ranges for similar positions in the restaurant industry. Peer company data provided by Towers Watson indicated that the 2011 base salary levels for certain named executive officers were significantly below the median of similarly situated executives at peer companies. Most recently in July 2012, we increased the base salaries of our Chief Executive Officer, Chief Financial Officer and Chief Branding Officer consistent with peer median levels after considering individual performance, assumption of additional responsibilities, market competition and salaries of comparable positions with our peer companies. Mr. O’Donnell’s base salary was increased by $110,000 to $610,000. Mr. Haak’s base salary was increased by $45,000 to $345,000. Ms. Henry’s base salary was increased by $30,000 to $280,000.

Bonuses

Our performance-based cash incentive awards focus on closely aligning rewards with results. The philosophy of our performance-based annual cash incentive awards is simple: a basic reward for reaching minimum expectations and an upside for reaching the Company’s goals.

Home Office Bonus Plan

We adopted a Home Office Bonus Plan pursuant to which Mr. O’Donnell, Mr. Haak and Ms. Henry were eligible to receive cash bonuses based on personal and Company performance over the course of the 2013 fiscal year. The purpose of the Home Office Bonus Plan is to encourage a consistent high standard of excellence and continued employment. Bonus awards under the Home Office Bonus Plan are determined by our Compensation Committee, subject to approval by our Board, and are based on (i) the financial performance of the Company during the applicable fiscal period as measured against the prior year’s adjusted EBITDA and our Board’s previously approved plan with targeted EBITDA or other Board-approved thresholds adjusted for changes in accounting policies and non-recurring extraordinary transactions and (ii) individual performance. Mr. Toomy and Mr. Beaudrault did not participate in the Home Office Bonus Plan but rather participated in the Management Bonus Plans for the Chief Operating Officers described below.

Individual performance is measured against goals developed prior to the period in question. The goals typically address whether the individual complied with budget objectives and managed to achieve department specific objectives oriented toward facilitating the Company achieving its adjusted EBITDA goal. These goals differ by person and include, among others, same store sales, entrée count, development of additional operating units, addition of operating weeks, increase in check average, completion of transactions, settlement of litigation and management of third party vendor costs.

Our goals for the Home Office Bonus Plan are based on EBITDA as they tend to provide a true measure of profitability by aligning incentives with stockholder value. For purposes of the Home Office Bonus Plan in 2013, adjusted EBITDA was calculated by adjusting EBITDA for impairment charges, the settlement awarded to us for lost operating income related to the 2010 Deepwater Horizon oil spill in the Gulf of Mexico and the accounting charge related to our change in policy for recognizing gift card breakage revenue. Bonuses are only payable under the Home Office Bonus Plan if adjusted EBITDA during the applicable fiscal period exceeds the prior year’s adjusted EBITDA. If the adjusted EBITDA target is achieved, 75% of bonus potential is awarded. Once the adjusted EBITDA target is achieved, 50% of the adjusted EBITDA increase over the target is added to the bonus pool until the maximum funding of the bonus pool is achieved (resulting in the payment of 200% of target bonus potential). The percentage of base salary for each cash bonus is established based on the individual’s level of responsibility. During 2013, the target and maximum cash bonuses were as follows:

Name	Target Base Salary %	Maximum Base Salary %
Michael P. O’Donnell	100%	200%

Cheryl J. Henry	45%	90%

Arne G. Haak	60%	120%

These percentages are used to calculate the annual bonus amounts and are prorated at a percentage based on the number of weeks worked by the individual in the fiscal year. The actual cash bonuses payable to our executive officers may be more or less than the maximum target cash bonus, depending on the operational performance, the individual’s performance and certain other factors that may be considered by our Board and our Compensation Committee. There are no minimum cash bonuses established by the Home Office Bonus Plan.

For fiscal 2013, actual adjusted EBITDA was approximately $50,687,000, which exceeded the prior year’s actual adjusted EBITDA of $43,684,000 and the 2013 adjusted EBITDA target of $45,250,000. Cash bonuses of $1,152,290, $391,023 and $238,014 were paid to Mr. O’Donnell, Mr. Haak and Ms. Henry, respectively, under the Home Office Bonus Plan for fiscal 2013, equal to 188.9% of each officer’s respective target bonus amount.

Management Bonus Plans for Chief Operating Officers

We also adopted two additional Management Bonus Plans for each of the Chief Operating Officers with a purpose consistent to the Management Bonus Plan described above. Similar to the Home Office Bonus Plan described above, the bonus awards for the Chief Operating Officers are reviewed and approved by our Compensation Committee and Board. However, the awards are based on the financial performance of the respective concept each Chief Operating Officer oversees as measured against an approved brand-specific operating income targets. For the purposes of the Management Bonus Plans, each brand’s operating income is defined as net restaurant sales plus other income (excluding gift card breakage) and, in the case of Ruth’s Chris Steak House, franchise fees and royalty income, less cost of goods sold, labor and related expenses (including bonuses), other operating expenses, occupancy expenses, local store marketing expenses, general and administrative expenses and pre-opening expenses.

Under the Management Bonus Plans for the Chief Operating Officers, Mr. Toomy and Mr. Beaudrault are eligible for a bonus of $50,000 for achieving the prior year’s brand-specific operating income and an additional $50,000 bonus for achieving their respective brand-specific operating income targets. In addition, they receive a bonus equal to 10% of the amount over their brand-specific operating income targets. In fiscal 2013, the maximum total bonus payout under the Management Bonus Plans for the Chief Operating Officers was one times the annual salary of the respective officer. There are no minimum cash bonuses established by the Management Bonus Plans for the Chief Operating Officers.

For fiscal 2013, the Ruth’s Chris Steak House brand achieved operating income of approximately $76,686,000 and exceeded its prior year operating income of approximately $69,276,000 and its 2013 operating income target of $70,872,000. However, the Mitchell’s Fish Market brand did not exceed its prior year operating income of approximately $4,854,000 or its 2013 operating income target of $5,987,000. A bonus of $300,000 was paid to Mr. Toomy under his Management Bonus Plan for fiscal 2013. No bonus was paid to Mr. Beaudrault under his Management Bonus Plan for fiscal 2013.

For fiscal 2014, the maximum total bonus payout under the Management Bonus Plans for the Chief Operating Officers has been increased to two times annual salary, such that the maximum total bonus payout under the Management Bonus Plans is consistent with the Home Office Bonus Plan.

Discretionary Bonuses

Our Compensation Committee also periodically considers bonuses outside of the Home Office Bonus Plan and the Management Bonus Plans, based on both individual and corporate performance, in the form of discretionary bonuses. In light of the performance of the Ruth’s Chris Steak House brand, the Compensation Committee awarded a discretionary cash bonus of $300,000 to Mr. Toomy, which made Mr. Toomy’s aggregate bonus for fiscal 2013 slightly less than the amount he would have received under his Management Bonus Plan if such plan had not been subject to a maximum total bonus payout of one times his annual salary. For fiscal 2013, Mr. Beaudrault did not receive a bonus under his Management Bonus Plan, as Mitchell’s Fish Market did not achieve its annual brand-specific operating income target. However, in recognition of Mr. Beaudrault’s significant efforts with respect to leadership of the Mitchell’s Fish Market brand and in light of the Company’s overall financial performance, the Compensation Committee awarded a discretionary cash bonus of $50,000 to Mr. Beaudrault for fiscal 2013.

Long-Term Incentive Awards

The Company’s equity programs are designed to encourage creation of long-term value for our stockholders, employee retention and stock ownership. The programs currently consist primarily of tenure-based restricted stock awards and performance-based restricted stock awards. Our equity incentive programs are intended to promote a long-term focus on results and to align employee and stockholder interests.

Executive officers receive a portion of their overall targeted compensation in the form of equity in order to align interests of management and stockholders and promote a focus on long-term results. Based on the recommendation of our Compensation Committee’s independent compensation consultant, Towers Watson, we adopted a new equity award grant policy for executive officers and key employees in July 2012 that provides that each of the Company’s executive officers and key employees may receive an annual award under the 2005 Long-Term Equity Incentive Plan. The annual award generally consists of 50% tenure-based restricted shares and 50% performance-based restricted shares, of a value relative to base salary that is consistent with the median long-term incentive plan practices of peer companies. The tenure-based restricted shares will vest in equal annual installments over the three years following the grant date, subject to continued service as an employee and other certain exceptions. The performance-based restricted shares will vest on the second anniversary of the grant date, subject to continued service as an employee and certain other exceptions.

For 2012 (awards granted in March 2013) and 2013 (awards granted in March 2014), the target values of the tenure-based restricted shares and performance-based restricted shares were based on the below multiples of the named executive officers’ respective salaries.

Name	Salary	Standard Tenure Multiple of Base Salary	Standard Target EBITDA Multiple of Base Salary	Standard Target EPS Multiple of Base Salary
Michael P. O’Donnell	$610,000	1.000x	0.500x	0.500x
Arne G. Haak	$345,000	0.500x	0.250x	0.250x
Kevin W. Toomy	$300,000	0.250x	0.125x	0.125x
Peter J. Beaudrault	$250,000	0.250x	0.125x	0.125x
Cheryl J. Henry	$280,000	0.300x	0.150x	0.150x

Consistent with the above, our Board granted tenure-based and performance-based restricted stock awards to Messrs. O’Donnell, Haak, Toomy, Beaudrault and Ms. Henry in March 2013 and March 2014, taking into account the Compensation Committee’s policy and, with respect to the performance-based restricted stock awards, adjusted EBITDA and adjusted EPS for the respective prior fiscal year. For 2012, Adjusted EBITDA was calculated by adjusting EBITDA for a mid-year executive compensation change. For 2013, Adjusted EBITDA was calculated in the same manner as described under “—Home Office Bonus Plan” above. Adjusted EPS was calculated by dividing net income (as adjusted in 2012 for the reduction in our preferred dividend, an increase in interest expense and a mid-year executive compensation change, and as adjusted in 2013 for income tax credits, losses on impairment and discontinued operations (net of tax), the settlement awarded to us for lost operating income related to the 2010 Deepwater Horizon oil spill in the Gulf of Mexico and the accounting charge related to our change in policy for recognizing gift card breakage revenue) by the number of diluted shares of common stock outstanding.

In March 2013 and March 2014, each named executive officer received their full target tenure-based restricted stock awards (adjusted downward as necessary to take into account the value of prior restricted stock awards granted to the named executive officer in the prior year, if any).

For fiscal 2012, actual adjusted EBITDA was approximately $45,089,000, which exceeded the target of $42,886,000, resulting in achievement of 105% of target and a 131% payout for this metric in March 2013. For fiscal 2012, actual adjusted EPS was $0.55, which exceeded the target of $0.50, resulting in achievement of 109% of target and a 137% payout for this metric in March 2013.

For fiscal 2013, actual adjusted EBITDA was approximately $50,687,000, which exceeded the target of $45,250,000, resulting in achievement of 112% of target and a 140% payout for this metric in March 2014. For fiscal 2013, actual adjusted EPS was $0.70, resulting in achievement of 119% of target and a 148% payout for this metric in March 2014.

Benefits

The Company’s benefits philosophy for executive officers is that benefits should provide employees protection from catastrophic events, enable employees to plan for their future and be competitive in order to attract and retain a high-quality workforce. The types of benefits provided to the named executive officers consist of medical benefits plans, life and accidental death and dismemberment insurance plans, long-term disability plans, 401(k) matching contributions and automobile allowances.

The Company maintains a non-qualified deferred compensation plan that is unsecured and allows certain high-level employees, including executive officers, to voluntarily defer receipt of their salary above specified amounts and bonus payments into accounts established under the plan. These accounts are credited with earnings from amounts invested in funds available through Fidelity Investments, the plan’s record keeper, as selected by each participant.

The Company also allows its executive officers to dine in its restaurants free of charge in order to permit these officers to conduct quality control tests.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the annual tax deductibility of compensation paid to each named executive officer (other than the Chief Financial Officer) to $1.0 million. However, certain types of performance-based compensation are excluded from the $1.0 million deduction limit if specific requirements are met. Our Compensation Committee considers the impact of Section 162(m) when reviewing our executive compensation programs and structuring our bonus plans so that a number of awards would be granted under these programs and plans in a manner that preserves federal income tax deductibility under Section 162(m). However, tax deductibility is not the primary factor used by our Compensation Committee in setting compensation and corporate objectives may not necessarily align with the requirements for full tax deductibility under Section 162(m). Our Compensation Committee has chosen and may in the future again choose to provide compensation that may not be deductible if it believes that certain awards are in the best interests of the Company and our stockholders and help ensure that our named executive officers receive total compensation that is competitive with our peer group or reflects superior performance.

Severance and Termination Arrangements

Our named executive officers have employment agreements that provide for payments upon a termination of employment by the executive for good reason, by the Company without cause or upon death or disability as described later in this proxy statement in the section entitled “Employment Agreements.” Likewise, our named executive officers have bonus plans (as described above under “—Bonuses”) that provide for partial payment of bonus amounts upon death, disability, retirement or change in control based on the bonus amount earned prior to such triggering event. The Company believes that these agreements and plans effectively create incentives for our executives to build stockholder value without the fear of losing employment for situations other than for cause. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee:

Robin P. Selati, Chairman

Carla R. Cooper

Bannus B. Hudson

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation earned in 2011, 2012, and 2013 by our named executive officers:

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation		Total ($)
Michael P. O’Donnell	2013	$610,000	—	$1,230,012	$1,152,290	$47,625	(4)	$3,039,927
Director, President and Chief Executive Officer	2012	$543,576	—	$412,456	$747,250	$14,322	(4)	$1,717,604
	2011	$500,000	$175,069	—	—	$12,000	(4)	$687,069

Arne G. Haak*	2013	$345,000	—	$382,857	$391,023	$30,651	(5)	$1,149,531
Executive Vice President and Chief Financial Officer	2012	$317,826	—	$151,667	$253,575	$11,300	(5)	$734,368
	2011	$115,385	$100,000	$470,000	—	$7,216	(5)	$692,601

Kevin W. Toomy	2013	$300,000	$300,000	$124,712	$300,000	$19,866	(6)	$1,044,578
President and Chief Operating Officer of Ruth’s Chris Steak House	2012	$300,000	$76,737	$24,192	$300,000	$11,690	(6)	$712,619
	2011	$295,962	—	$122,250	$275,000	$10,400	(6)	$703,612

Peter J. Beaudrault**	2013	$250,000	$50,000	$104,602	—	$17,499	(7)	$422,101
President and Chief Operating Officer of Mitchell’s Fish Market	2012	$216,346	—	$383,834	$100,000	$16,340	(7)	$716,520

Cheryl J. Henry***	2013	$280,000	—	$182,187	$238,014	$18,317	(8)	$718,518
Senior Vice President and Chief Branding Officer	2012	$262,115	—	$69,604	$154,350	$11,025	(8)	$497,094
	2011	$213,698	$52,521	$92,600	—	$8,862	(8)	$367,681

*	Appointed as the Company’s Executive Vice President and Chief Financial Officer effective August 8, 2011.
**	Appointed President and Chief Operating Officer of Mitchell’s Fish Market effective February 6, 2012.
***	Appointed as Chief Branding Officer effective August 22, 2011.
(1)	The amounts in this column represent discretionary cash bonuses.
(2)	Represents the grant date fair value of restricted stock, computed in accordance with ASC Topic 718 (formerly FAS 123R). The grant date fair value is generally the amount that we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures.
(3)	The amounts in this column represent amounts earned under the Company’s bonus plans, which are described under “Compensation Discussion and Analysis—Bonuses.”
(4)	Consists of dividends on unvested restricted stock of $33,303, $0 and $0, automobile allowances of $12,000, $12,000 and $12,000, and group life insurance premium reimbursements of $2,322, $2,322 and $0 in 2013, 2012 and 2011, respectively.
(5)	Consists of dividends on unvested restricted stock of $19,320, $0 and $0, automobile allowances of $10,800, $10,800 and $4,569, group life insurance premium reimbursements of $531, $500 and $0, and COBRA reimbursements of $0, $0 and $2,647 in 2013, 2012 and 2011, respectively.
(6)	Consists of dividends on unvested restricted stock of $8,176, $0 and $0, automobile allowances of $10,400, $10,400 and $10,400, and group life insurance premium reimbursements of $1,290, $1,290 and $0 in 2013, 2012 and 2011, respectively.
(7)	Consists of dividends on unvested restricted stock of $5,667 and $0, automobile allowances of $10,800 and $9,553, group life insurance premium reimbursements of $1,032 and $635, and COBRA reimbursements of $0 and $6,152 in 2013 and 2012, respectively.
(8)	Consists of dividends on unvested restricted stock of $7,241, $0 and $0, automobile allowances of $10,800, $10,800 and $8,862, and group life insurance premium reimbursements of $276, $225 and $0 in 2013, 2012 and 2011, respectively.

Equity Compensation

2005 Long-Term Equity Incentive Plan

The 2005 Long-Term Equity Incentive Plan, as originally approved in August 2005 and subsequently amended from time to time, provides for grants of stock options, restricted stock, restricted stock units, deferred stock units and other equity-based awards. As of December 29, 2013, there were 1,960,497 shares of common stock issuable upon exercise of currently outstanding options and restricted stock awards and 2,456,280 shares available for future grants, which reflects the 2,000,000 share increase in the number of shares of common stock covered by the 2005 Long-Term Equity Incentive Plan that was approved at the 2013 annual meeting of stockholders. We intend to file a Registration Statement on Form S-8 relating to the 2,000,000 additional shares of common stock issuable under the 2005 Long-Term Equity Incentive Plan. Directors, officers and other employees of the Company, as well as others performing services for us, are eligible for grants under the plan. The purpose of the plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to our success and to enable us to attract, retain and reward the best available persons for positions of responsibility.

Executive Stock Ownership Guidelines; Anti-Hedging Policy

In July 2012, based on the recommendation of our Compensation Committee’s independent compensation consultant, Towers Watson, our Compensation Committee approved stock ownership guidelines for our executive officers, based on the belief that stock ownership guidelines further align the interests of our executive officers with those of our stockholders. Pursuant to our executive officer stock ownership guidelines, each executive officer is generally expected to accumulate and hold shares of our common stock equal in value to two times his or her annual tenure-based equity grant, with the exception of the Chief Executive Officer who is required to hold shares of our common stock equal in value to three times his or her annual tenure-based equity grant. Shares subject to stock options and unvested/unearned performance shares will not count toward the minimum ownership requirement. Restricted stock and restricted stock units (whether or not vested) will count toward the minimum ownership requirement. Executive officers have until 2015 to meet the stock ownership guidelines. As of the end of fiscal 2013, all named executive officers satisfied our stock ownership guidelines.

Pursuant to our insider trading policy, our executive officers may not engage in any hedging or monetization transactions involving our securities.

Grants of Plan-Based Awards

Fiscal Year 2013

The following table summarizes grants of plan-based awards made to each of the named executive officers during fiscal 2013:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Michael P. O’Donnell	—	—	$610,000	$1,220,000	—	—	—	—
	3/14/13	—	—	—	130,160	—	—	$1,230,012
Arne G. Haak	—	—	$207,000	$414,000	—	—	—	—
	3/14/13	—	—	—	40,514	—	—	$382,857
Kevin W. Toomy	—	—	$100,000	$300,000	—	—	—	—
	3/14/13	—	—	—	13,197	—	—	$124,712
Peter J. Beaudrault	—	—	$100,000	$250,000	—	—	—	—
	3/14/13	—	—	—	11,069	—	—	$104,602
Cheryl J. Henry	—	—	$126,000	$252,000	—	—	—	—
	3/14/13	—	—	—	19,279	—	—	$182,187

(1)	Represents possible payouts for 2013 under the Company’s non-equity incentive plans, which we refer to as the Bonus Plans as described under “Compensation Discussion and Analysis—Bonuses.”

Outstanding Equity Awards

at 2013 Fiscal Year-End

The following table summarizes the outstanding equity awards held by our named executive officers as of the end of fiscal 2013:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not Vested (#)		Market Value of Shares of Stock that have not Vested ($)
Michael P. O’Donnell	500,000	—	$4.33	8/6/2018	47,738	(1)	$716,547
	150,000	—	$7.00	8/6/2018	43,646	(2)	$655,126
	150,000	—	$8.50	8/6/2018	86,514	(3)	$1,298,575
Arne G. Haak	—	—	—	—	100,000	(4)	$1,501,000
					17,554	(1)	$263,486
					16,049	(2)	$240,895
					24,465	(3)	$367,220
Kevin W. Toomy	20,000	—	$4.71	9/7/2018
	100,000	—	$2.32	10/29/2018	25,000	(5)	$375,250
					2,800	(1)	$42,028
					2,560	(2)	$38,426
					10,637	(3)	$159,661
Peter J. Beaudrault	—	—	—	—	33,333	(6)	$500,328
					2,411	(1)	$36,189
					2,205	(2)	$33,097
					8,864	(3)	$133,049
Cheryl J. Henry	20,000	—	$18.58	6/3/2017	20,000	(7)	$300,200
	1,077	—	$17.17	8/7/2017	8,056	(1)	$120,921
					7,366	(2)	$110,564
					11,913	(3)	$178,814

(1)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 27, 2013 of $15.01. These shares of restricted stock are subject to vesting in equal installments on each of July 25, 2014 and 2015.
(2)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 27, 2013 of $15.01. One-third of these shares of restricted stock vested on March 14, 2014 and the remaining two-thirds of these shares of restricted stock are subject to vesting in equal installments on each of March 14, 2015 and 2016.
(3)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 27, 2013 of $15.01. These shares of restricted stock will vest on March 14, 2015.
(4)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 27, 2013 of $15.01. These shares of restricted stock will vest on August 8, 2014.
(5)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 27, 2013 of $15.01. These shares of restricted stock vested on January 25, 2014.
(6)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 27, 2013 of $15.01. These shares of restricted stock are subject to vesting in equal installments on each of April 26, 2014 and 2015.
(7)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 27, 2013 of $15.01. These shares of restricted stock will vest on October 18, 2014.

Option Exercises and Stock Vested

Fiscal Year 2013

The following table summarizes the restricted stock held by our named executive officers that vested during 2013. None of our executive officers exercised stock options in fiscal 2013.

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(1)
Michael P. O’Donnell	298,869	$3,392,018

Arne G. Haak	8,777	$104,622

Kevin W. Toomy	81,400	$920,688

Peter J. Beaudrault	17,873	$177,212

Cheryl J. Henry	64,028	$488,814

(1)	The amount has been computed based on the closing price of our common stock on the vesting date.

Non-Qualified Deferred Compensation

Fiscal Year 2013

We maintain a Non-Qualified Deferred Compensation plan that is unsecured and allows certain high-level employees, including executive officers, to voluntarily defer receipt of their salary above specified amounts and bonus payments into accounts established under the plan. These accounts are credited with earnings from amounts invested in funds available through Fidelity Investments, the plan’s record keeper, as selected by each participant. In 2013, none of the Company’s executive officers participated in this plan.

Pension Benefits

We do not maintain any additional executive retirement programs such as executive pension plans or other executive retirement benefits.

Employment Agreements

Michael P. O’Donnell. In August 2008, we entered into an employment agreement with Mr. O’Donnell outlining the terms by which Mr. O’Donnell would serve as our Chairman and Chief Executive Officer and a member of our Board. Mr. O’Donnell’s current base salary is $610,000 (subject to annual review) and any annual bonus is under the Home Office Bonus Plan. Pursuant to his employment agreement, if Mr. O’Donnell’s employment is terminated by us without “cause,” or by Mr. O’Donnell for “good reason” (as those terms are defined below) during the employment term, Mr. O’Donnell will be entitled to continue to receive his base salary for 12 months after the date of such termination and 12 monthly payments in the aggregate equal to 50% of his prior year bonus compensation. Mr. O’Donnell would also receive 12 months continued health, welfare and retirement benefits, 12 months of automobile allowance pursuant to current Company guidelines, all unreimbursed expenses and continued vesting rights for his options and restricted stock for 12 months. In the event that the Company is sold at any time during the term of employment, all of Mr. O’Donnell’s equity awards will immediately vest. We have the option of paying the severance on a monthly or lump-sum basis. Mr. O’Donnell has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following his termination.

Arne G. Haak. Effective August 8, 2011, we entered into an employment agreement with Mr. Haak under which Mr. Haak agreed to serve as our Executive Vice President and Chief Financial Officer. Mr. Haak’s current base salary is $345,000 (subject to annual review) and any annual bonus is under the Home Office Bonus Plan. Upon commencement of his employment, Mr. Haak received 100,000 shares of restricted stock, all of which will vest on August 8, 2014 (assuming that Mr. Haak remains employed by us on such date). If Mr. Haak’s employment is terminated by us without “cause,” or by Mr. Haak for “good reason” (as those terms are defined below) during the employment term, then the executive will be entitled to receive (i) his base salary for 12 months after the date of such termination, (ii) 12 monthly payments in the aggregate equal to 50% of his prior year bonus compensation, (iii) continued health, welfare and retirement benefits for 12 months, (iv) 12 monthly payments of his automobile allowance pursuant to current Company guidelines, (v) all unreimbursed expenses, and (vi) continued vesting rights for his options and restricted stock for 12 months. We have the option of paying the severance on a monthly or lump-sum basis. In the event that the Company is sold at any time during the term of employment, all of Mr. Haak’s equity awards will immediately vest. Mr. Haak has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following his termination.

Cheryl Henry. In October 2011, we entered into an employment agreement with Ms. Henry under which Ms. Henry agreed to serve as our Senior Vice President and Chief Branding Officer. Ms. Henry’s current base salary is $280,000 (subject to annual review) and any annual bonus is under the Home Office Bonus Plan. Upon commencement of her employment, Ms. Henry received 20,000 shares of restricted stock, all of which will vest on October 18, 2014 (assuming that Ms. Henry remains employed by us on such date). Pursuant to her employment agreement, if Ms. Henry’s employment is terminated by us without “cause,” or by Ms. Henry for “good reason” (as those terms are defined below) during the employment term, Ms. Henry will be entitled to continue to receive her base salary for 12 months after the date of such termination and 12 monthly payments in the aggregate equal to 50% of her prior year bonus compensation. Ms. Henry would also receive 12 months continued health, welfare and retirement benefits, 12 months payments of automobile allowance pursuant to current Company guidelines, all unreimbursed expenses and continued vesting rights for her options and restricted stock for 12 months. In the event that the Company is sold at any time during the term of employment, all of Ms. Henry’s equity awards will immediately vest. We have the option of paying the severance on a monthly or lump-sum basis. Ms. Henry has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following his termination.

Kevin W. Toomy. In April 2010, we entered into an employment agreement with Mr. Toomy under which Mr. Toomy agreed to serve as our President and Chief Operating Officer of Ruth’s Chris Steak House. Mr. Toomy’s current base salary is $300,000 (subject to annual review) and any annual bonus is under the Management Bonus Plan for the Chief Operating Officer of Ruth’s Chris Steak House. Pursuant to his employment agreement, if Mr. Toomy’s employment is terminated by us without “cause,” or by Mr. Toomy for “good reason” (as those terms are defined below) during the employment term, Mr. Toomy will be entitled to continue to receive his base salary for 12 months after the date of such termination and 12 monthly payments in the aggregate equal to 50% of his prior year bonus compensation. Mr. Toomy would also receive 12 months continued health, welfare and retirement benefits, 12 months payments of automobile allowance pursuant to current Company guidelines and continued vesting rights for his options and restricted stock for 12 months. We have the option of paying the severance on a monthly or lump-sum basis. Mr. Toomy has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following his termination.

Peter J. Beaudrault. In March 2012, we entered into an employment agreement with Mr. Beaudrault under which Mr. Beaudrault agreed to serve as our President and Chief Operating Officer of Mitchell’s Fish Market. Mr. Beaudrault’s current base salary is $250,000 (subject to annual review) and any annual bonus is under the Management Bonus Plan for the Chief Operating Officer of Mitchell’s Fish Market. Pursuant to his employment agreement, if Mr. Beaudrault’s employment is terminated by us without “cause,” or by Mr. Beaudrault for “good reason” (as those terms are defined below) during the employment term, Mr. Beaudrault will be entitled to continue to receive his base salary for 12 months after the date of such termination and 12 monthly payments in the aggregate equal to 50% of his prior year bonus compensation. Mr. Beaudrault would also receive 12 months continued health, welfare and retirement benefits, 12 months payments of automobile allowance pursuant to current Company guidelines and continued vesting rights for his options and restricted stock for 12 months. We have the option of paying the severance on a monthly or lump-sum basis. Mr. Beaudrault has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following his termination.

The employment agreements for our executive officers define “cause” as meaning, subject to any applicable cure periods, (i) an officer’s theft, embezzlement, perpetration of fraud, misappropriation of property or attempts at such; (ii) any act of disloyalty, misconduct or moral turpitude by an officer that is injurious to the Company; or (iii) an officer’s willful disregard of a lawful directive given by a superior or our Board of Directors or a violation of the Company’s employment policy.

The employment agreements for our executive officers define “good reason” to mean (i) the assignment by our Board of Directors to an officer of any material duties that are clearly inconsistent with the officer’s status, title and position or (ii) failure by the Company to pay the officer any amounts required under the officer’s employment agreement with which failure continues uncured for a period of 15 days after written notice is given. Additionally, with respect to our employment agreements with Mr. O’Donnell, Mr. Haak, and Ms. Henry, “good reason” also includes a material relocation of the Company requiring the executive to relocate or upon notice of the Company’s intent not to renew the agreement.

Except as specifically described herein, all options and restricted stock issued under the Company’s equity incentive plans, whether or not then exercisable (as applicable), generally cease vesting when a grantee ceases to be an employee. Options generally expire 30 days after the date of cessation of service, so long as the grantee does not compete with us during that 30-day period without our permission. Upon termination for cause, all options will terminate immediately.

Payments Made Upon Termination

Assuming each executive officer’s employment was terminated by us without cause or by the executive for good reason on December 29, 2013, the estimated values of payments and benefits to each named executive officer are set forth in the following table:

	Michael P. O’Donnell	Arne G. Haak	Cheryl J. Henry	Kevin W. Toomy	Peter J. Beaudrault
Severance	$610,000	$345,000	$280,000	$300,000	$250,000
Bonus(1)	$576,145	$195,512	$119,007	$300,000	$25,000
Health and Welfare Benefits(2)	$12,417	$11,492	$10,827	$8,292	$10,255
Automobile Allowance(3)	$12,000	$10,800	$10,800	$10,400	$10,800

Total	$1,210,562	$562,804	$420,634	$618,692	$296,055

(1)	Based on payment of a percentage of the named executive officer’s bonus compensation.
(2)	Amount represents premiums that will be paid by the Company in respect to health insurance and other medical benefits for one year after termination of employment.
(3)	Based on the value, as of December 29, 2013, of the current pre-established automobile allowance that would be received by the executive officer for one year after termination.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, all named executive officers will receive benefits under our disability plan or payments under our life insurance plan, as appropriate. In the case of a grantee’s death or disability, (a) the number of shares of restricted stock for which the restrictions will have lapsed within one year of the grantee’s death or disability will become fully vested and (b) the number of options equal to the sum of (1) the number of options that were exercisable on the date of the grantee’s death or disability and (2) the number of options that would become exercisable within one year after the date of the grantee’s death or disability, will become fully vested and exercisable and remain so for up to 180 days after the date of death or disability, provided the grantee does not compete with us during that 180-day period without our permission.

Under each executive officer’s respective bonus plan, the executive officer shall receive a vested right to his or her bonus payment in an amount equal to the earned bonus amount as of the time of death or disability.

	Michael P. O’Donnell	Arne G. Haak	Cheryl J. Henry	Kevin W. Toomy	Peter J. Beaudrault
Restricted Stock ($)(1)	$576,649	$1,713,041	$397,515	$409,073	$279,296
Bonus ($)(2)	$1,152,290	$391,023	$238,014	$300,000	—

Total	$1,728,939	$2,104,064	$635,529	$709,073	$279,296

(1)	Value is based on the closing price on December 27, 2013 of $15.01.
(2)	Value is based on the earned bonus amount attributable to the period prior to the triggering event. This table assumes that the triggering event occurred as of December 29, 2013, the last day of our fiscal year, and thus the earned bonus amounts are equal to the amounts earned under each executive officer’s respective bonus plan for the entirety of fiscal 2013.

Payments Made Upon a Change in Control

In the event that the Company is sold at any time during Mr. O’Donnell’s, Mr. Haak’s or Mr. Henry’s respective terms of employment, all equity awards held by such officer will immediately vest pursuant to the terms of such officer’s employment agreement. All of the restricted stock and options issued under the 2005 Long-Term Equity Incentive Plan will become fully vested if a grantee is terminated within one year of a change in control. If we undergo a change in control, the committee administering the 2005 Long-Term Equity Incentive Plan may provide that the options issued under such plan become exercisable and that such options may terminate if not exercised on the date of the change in control. Such committee may also accelerate the vesting of restricted stock grants under the 2005 Long-Term Equity Incentive Plan.

Under each executive officer’s respective bonus plan, the executive officer shall receive a vested right to his or her bonus payment in an amount equal to the earned bonus amount as of the time of the change in control.

For purposes of the 2005 Long-Term Equity Incentive Plan and the bonus plans, a change in control is triggered if (a) any person or group is or becomes the beneficial owner of 50% or more of the Company’s voting securities, (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the stockholders was approved by at least 2/3 of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved cease to constitute a majority of the Board, (c) the Company merges or consolidates with any other corporation (unless the Company’s voting securities continue to represent more than 50% of the combined voting power of the surviving entity or the Company’s Chief Executive Officer and directors retain their positions and, in the case of the directors, constitute at least a majority of the new board) or (d) a plan of complete liquidation or a sale or disposition of the Company of all or substantially all of its assets is consummated.

Assuming all outstanding unvested equity awards are accelerated, the table below provides the estimated value to our named executive officers as of December 29, 2013:

	Michael P. O’Donnell	Arne G. Haak	Cheryl J. Henry	Kevin W. Toomy	Peter J. Beaudrault
Restricted Stock($)(1)	$2,670,249	$2,372,601	$710,498	$615,365	$702,663
Bonus($)(2)	$1,152,290	$391,023	$238,014	$300,000	—

Total	$3,822,539	$2,763,624	$948,512	$915,365	$702,663

(1)	Value is based on the closing price on December 27, 2013 of $15.01.
(2)	Value is based on the earned bonus amount attributable to the period prior to the change in control. This table assumes that the change in control occurred as of December 29, 2013, the last day of our fiscal year, and thus the earned bonus amounts are equal to the amounts earned under each executive officer’s respective bonus plan for the entirety of fiscal 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Party Transactions Policy and Procedure

During fiscal 2013, we were not a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.

As part of our quarterly internal certification of our financial statements, officers of the Company must either certify that they are not aware of any related party transactions or they must disclose any such transactions.

The Audit Committee is responsible for review, approval or ratification of “related-person transactions” between Ruth’s Hospitality Group, Inc. or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members. In the course of its review and approval or ratification of a related party transaction, the Audit Committee considers:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance of the transaction to the related party and to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and

•	any other matters that the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors reviewed and discussed the audited financial statements with management, which represented that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with management the effectiveness of our internal control over financial reporting and the quality and acceptability of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made and the clarity of the disclosures included in the statements.

The Audit Committee also reviewed our consolidated financial statements for fiscal 2013 and its evaluations of our internal control over financial reporting with KPMG LLP, our independent auditors for fiscal 2013, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and on the effectiveness of our internal control over financial reporting. The Audit Committee discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

The Audit Committee received the written disclosures and the letter from KPMG LLP mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence, discussed with KPMG LLP its independence and considered whether the provision of non-audit services provided by KPMG LLP is compatible with maintaining KPMG LLP’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 29, 2013 for filing with the SEC. The Audit Committee has selected KPMG LLP as our independent auditor for fiscal 2014.

This report is submitted by the members of the Audit Committee:

Robert S. Merritt, Chairman

Carla R. Cooper

Alan Vituli

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The following table presents fees for professional services rendered by KPMG LLP for fiscal 2012 and 2013.

	Fiscal Year
Fee Category	December 30, 2012	December 29, 2013
Audit Fees	$575,000	$579,100
Audit-Related Fees	20,000	43,374
Tax Fees	195,244	166,270
All Other Fees	1,650	1,650

Total Fees	$791,894	$790,394

Audit Fees: Consists of fees billed or estimated to be billed for professional services rendered for the integrated audit of our consolidated financial statements and internal control over financial reporting and the review of the interim consolidated financial statements included in quarterly reports.

Audit-Related Fees: Consists of fees billed or estimated to be billed for professional services provided by KPMG LLP in connection with the filing of SEC registration statements.

Tax Fees: Consists of fees billed for professional services provided by KPMG LLP relating to worldwide tax planning and compliance services, expatriate tax services and assistance with tax audits and appeals.

Pursuant to the Audit Committee charter, the Audit Committee must approve all audit engagement fees and other significant compensation to be paid to the independent auditor and the terms of such engagement. The Audit Committee’s charter provides that individual engagements must be separately approved. Additionally, the Audit Committee must pre-approve any permissible non-audit services to be provided to the Company by the independent auditor. The policy also authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

All audit, audit-related and tax services performed by KPMG LLP in fiscal 2012 and 2013 were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

STOCKHOLDER PROPOSALS FOR THE 2015 MEETING

Stockholder proposals intended for inclusion in our proxy statement relating to the next annual meeting in 2015 must be received by us no later than December 19, 2014. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. Under our bylaws, notice to us of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 will also be considered untimely if received at our principal executive offices no less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting and will not be placed on the agenda for the meeting.

RUTH’S HOSPITALITY GROUP, INC. 1030 W. CANTON AVENUE SUITE 100 WINTER PARK, FLORIDA 32789	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M73445-P47530	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

RUTH’S HOSPITALITY GROUP, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐

1.	Election of Directors
Nominees
	01) Michael P. O’Donnell	04) Bannus B. Hudson
	02) Robin P. Selati	05) Robert S. Merritt
	03) Carla R. Cooper	06) Alan Vituli

The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain
2.	Approval of the advisory resolution on executive compensation.						☐	☐	☐
3.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2014.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.				☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M73446-P47530

RUTH’S HOSPITALITY GROUP, INC.

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 29, 2014

The undersigned, having received the Notice of Annual Meeting of Stockholders and Proxy Statement, appoints Michael P. O’Donnell and Arne G. Haak, and each or any of them, as proxies, with full power of substitution and resubstitution, to represent the undersigned and to vote all shares of stock of Ruth’s Hospitality Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company and any and all adjournments or postponements thereof to be held on May 29, 2014, beginning at 1:00 P.M. local time, at Mitchell’s Fish Market, Winter Park Village, 460 North Orlando Avenue, Suite 122, Winter Park, Florida 32789.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side